Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS

OF

SERIES P CONVERTIBLE PREFERRED STOCK

OF

ZSPACE, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Executive Officer of zSpace, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, hereby certifies that the following resolutions were duly adopted by its Board of Directors (the “Board”) pursuant to authority conferred upon the Board by the Second Amended and Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”):

RESOLVED, that the Board of Directors of the Company hereby approves and adopts the following amendment to the Certificate of Designations of Series P Convertible Preferred Stock of zSpace, Inc., filed with the Secretary of State of the State of Delaware on January 27, 2026 (the “Original Certificate”), as set forth herein.

1.            Amendment to Authorized Shares. Section 1 of the Original Certificate is hereby amended to reduce the authorized number of shares of Series P Convertible Preferred Stock from 5,000,000 shares to 2,000,000 shares, effective as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

2.            Reduction of Current Conversion Price. Pursuant to the authority expressly granted to the Board under Section 5(c) of the Original Certificate, and with the prior written consent of the Holders of a majority of the then-outstanding shares of Series P Convertible Preferred Stock, the then-current Conversion Price of the Series P Convertible Preferred Stock is hereby reduced to $1.00 per share, effective as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

3.            No Other Amendments. Except as expressly set forth in this Certificate of Amendment, all other provisions of the Original Certificate remain in full force and effect without modification.

4.            Effective Date. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of May 28, 2026.

ZSPACE,INC.

By:	/s/ Paul Kellenberger
Name:	Paul Kellenberger
Title:	Chief Executive Officer